EXHIBIT 10.66

SEPARATION AGREEMENT

          THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of December 20, 2006, by and between PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Company”), and JEFFREY A. ALLRED (the “Employee”).

BACKGROUND

          WHEREAS, the Employee has been employed by the Company as Chief Investment Officer pursuant to that certain Fourth Amended and Restated Executive Employment Agreement, effective as of January 1, 2005, as further amended on September 15, 2006 (the “Employment Agreement”);

          WHEREAS, the Company has given the Employee notice that it will not renew the Employment Agreement, the term of which will end on January 1, 2007 (the “Separation Date”), and the Employee has decided to resign on the Separation Date;

          WHEREAS, in exchange for the Employee’s general releases and covenants provided in this Agreement, the Company has agreed to provide severance benefits to the Employee, which, other than the continuing welfare plan benefits provided herein, are not required under the terms of the Employment Agreement and are not normally provided to employees who resign, and the parties to this Agreement desire to resolve all issues between them relating to the Employee’s employment and the termination of that employment;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.	Termination of Employment

          The Employee’s employment with the Company will end on the Separation Date. The Employee acknowledges and agrees that, other than as provided in Section 2 of this Agreement, the Company has met all of its obligations under the Employment Agreement and all agreements with the Employee governing his employment and/or compensation or benefits through the date of execution of this Agreement, other than as provided in Section 2 of this Agreement. The Employee acknowledges and admits that he has been paid all wages, bonuses, accrued benefits and other amounts earned and due to him through the date of execution of this Agreement, other than as provided in Section 2. Accordingly, except as provided in Section 2 of this Agreement, the Company owes no additional amounts to the Employee for wages, commissions, back pay, severance pay, bonuses, accrued vacation, benefits, insurance, sick leave, other leave, reimbursement of expenses, or any other reason.

          The Employee acknowledges and agrees as follows: (i) effective as of the Separation Date, he has resigned as an employee of the Company voluntarily; (ii) his resignation is not a termination for “Good Reason” as contemplated under Section 5.2 of the Employment Agreement; (iii) effective as of the Separation Date, the Employee has resigned as an officer of the Company and as an officer and director of all of the Company’s affiliates of which he is an officer and/or director, pursuant to a resignation document in substantially the form of Exhibit A attached hereto; (iv) except as provided in Section 2 of this Agreement, all payments of compensation by the Company to the Employee under the Employment Agreement will terminate on January 1, 2007; and (v) except as provided in Section 2 of this Agreement, the Employee is not entitled to any severance, compensation or other benefit contemplated or described in the Employment Agreement or the Company’s policies.

2.	Separation Benefits

          The Company will pay the Employee his Base Salary (as defined in Section 2.1 of the Employment Agreement) through the Separation Date to the extent earned but not theretofore paid, in accorandance with the Company’s normal payroll practices. The Company will also pay the Employee any annual and/or quarterly Cash Bonus and Stock Bonus for 2006 to the extent earned under Section 2.2 of the Employment Agreement and not theretofore paid, at the same time that such bonuses are paid to executive officers of the Company. The Employee shall be entitled to (i) continuation of all benefits described in Section 2.3 of the Employment Agreement through the end of the term, including the benefit of matching payments made for the 401(k) plan for the 2006 year, which payments shall be made at the same time that the Company makes matching payments for other 401(k) participants, (ii) reimbursement of all expenses that are otherwise reimbursable under Section 2.4 of the Employment Agreement, even if submitted after the Separation Date, in accordance with the Company’s expense reimbursement policy, (iii) payment of the Automobile Allowance (as defined in Section 2.8 of the Employment Agreement) through the Separation Date, and (iv) vesting of the remaining tranche of Restricted Shares (20,000) on December 31, 2006. In addition, in consideration of the Employee’s promises, releases and covenants contained in this Agreement, the Company agrees as follows:

          (a) Cash Severance. The Company will pay the Employee, within two (2) business days following the Separation Date, a lump sum payment of one million two hundred thousand dollars ($1,200,000) in cash, less withholdings for taxes and other required items. The parties agree that such cash severance amount includes any unused vacation time as of the Separation Date.

          (b) Stock Award. The Company will issue to the Employee, on December 30, 2006, that number of shares of Company common stock having an aggregate fair market value on the Separation Date equal to six hundred thousand dollars ($600,000). For purposes of this Agreement, the fair market value of such shares shall be calculated using the per share closing sales price on the New York Stock Exchange on December 29, 2006, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. No fractional shares shall be issued; cash will be paid in lieu thereof. Each such share of restricted stock will vest (and will no longer be subject to risk of forfeiture) on December 31, 2006. Employee may elect to “net share settle” the grant on the grant date to satisfy state and federal income tax obligations in a manner that is consistent with the Company’s prior practice. The parties agree that such shares may not be sold or transferred for a period of twelve (12) months following the date on which the shares are issued; provided, however, that this transfer restriction shall not apply to the following: (i) any sale or transfer (including an implied sale pursuant to a net share settlement arrangement with the Company) to satisfy state, local, federal or foreign income tax liabilities of the Employee arising from the receipt or vesting of those shares; (ii) any transfer to a charitable trust established by the Employee; and (iii) any transfer upon or following a Change in Control of the Company, as such term is defined in the Employment Agreement.

          (c) Lapse of Holding Requirements on Previous Stock Awards. The Company will cause the eighteen (18)-month holding restriction imposed on any shares of stock held by the Employee which were issued or will be issued as a Stock Bonus, as such term is defined in the Employment Agreement, under the Premiere Global Services, Inc. 2004 Long-Term Incentive Plan pursuant to one or more Restricted Stock Agreements to terminate as of the Separation Date.

          (d) Benefits Coverage. Pursuant to the Employment Agreement, upon the Separation Date, the Employee will be entitled to continue to participate (i) for twelve (12) months after the Separation Date, in any dental, disability, life or similar programs (“Other Welfare Benefits Programs”) provided by the Company and in which he participated immediately before the Separation Date, and (ii) for a period of twenty-four (24) months after the Separation Date, in any medical or health plans and programs (“Healthcare Benefits Programs”) provided by the Company and in which he participated immediately before the Separation Date, on the same basis as during his employment (including payment by the Company of the costs and expenses associated with such programs on the same terms as during the time the Employee was employed with the Company). In meeting its obligations under this provision, the Company will take all actions which may be necessary or appropriate to comply with criteria set forth by the Company’s insurance carriers and other program providers to continue the Employee’s participation or, in the Company’s discretion, the Company may provide equivalent coverage under alternative arrangements. The parties agree that, in satisfaction of its obligations relating to the Other Welfare Benefits Programs, the Company will pay Employee a lump sum amount equal to the costs to Employee for the coverage (or coverages) for the full 12-month period within five (5) days after the Employee’s Separation Date (which amount the parties agree is $7,500). The parties further agree that, in satisfaction of its obligations relating to the Healthcare Benefits Programs, the Company shall permit the Employee to continue to participate in the Healthcare Benefits Programs, subject to the terms and conditions thereof, for a period of six (6) months following the Separation Date, and, following such six (6)-month period, the Company shall (i) pay to Employee within five (5) days after the termination of such six (6)-month period a lump sum amount equal to the monthly rate for COBRA coverage at the last date of such six (6)-month period that is then being paid by former active employees for the level of coverage that applies to Employee and his dependents, minus the amount active employees are then paying for such coverage, multiplied by 18 months (plus a tax gross-up on such lump sum amount), and (ii) permit Employee and his dependents to elect to participate in the healthcare plan for the 18-month period upon payment of the applicable rate for COBRA coverage during the 18-month period. With respect to continued coverage under any such medical or health plan, if the Employee becomes eligible for health benefits through any arrangement sponsored by or paid for by a subsequent employer of the Employee, then continued coverage under any arrangement provided by the Company will be made secondary to, and coordinated with, such other coverage in which the Employee is eligible.

          (e) Life Insurance. Pursuant to the terms and conditions thereof, the Employee shall have the option to assume, at his sole expense, the one million dollar ($1,000,000) term life insurance policy on his life which the Company maintains with Northwestern Mutual Life Insurance Corporation; policy number 17-513-901. The Company has paid all premiums for coverage under this policy through April 2007 and will not seek reimbursement of such amounts from the Employee.

          (f) The Company shall provide the Employee with an office and parking at its present executive offices in Atlanta for one (1) year after the Separation Date; provided that such obligation shall terminate prior to such anniversary upon the earlier of (i) the Company’s relocation to new offices, or (ii) a Change in Control of the Company (as defined in the Employment Agreement).

          (g) The Company shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to the Employee (whether arising by law, the Company’s bylaws or pursuant to the Employee’s separate Indemnification Agreements with the Company). The Company hereby acknowledges its obligations under the Director’s Indemnification Agreement dated May 22, 1998 and the Officer’s Indemnification Agreement dated August 11, 1997, each between the Company and the Employee (the “Indemnification Agreements”) and further acknowledges that the Employee’s service as an officer, director, or other fiduciary of the Company, any and all current or past subsidiaries and affiliates of the Company and all entities in which the Company made an investment (Ptek Ventures, et al.), and the Employee’s past service as a member of the investment committee of the Company’s 401(k) plan, were made at the request of the Company and are covered by all the Company’s indemnification obligations. The Employee is deemed to be an “insured person” under the Company’s existing Directors and Officers liability insurance for his period of service to the Company prior to the Separation Date. The Company agrees to maintain D&O insurance coverage in the future that provides former directors and officers substantially similar coverage as then current directors and officers until all applicable statutes of limitations expire and to afford Employee substantially similar coverage under any D&O insurance arrangement that may be provided to then current directors and officers of the Company as part of a Change in Control of the Company (as defined in the Employment Agreement). All of these obligations shall also apply to any successor of the Company.

          (h) The Company and the Employee intend for all payments under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules. The Company and the Employee shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A.

3.	Release of Claims

          (a) Release of the Company. The Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, shareholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Employee ever had or now has against the Released Parties, relating to or arising out of the Employee’s employment, or termination of employment, or service as a director, with the Company, whether known or unknown, including but not limited to claims for employment discrimination under federal or state law, except as provided in Section 3(b) of this Agreement; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq. Notwithstanding the foregoing, nothing herein shall release (i) the Company of its obligations to the Employee under this Agreement, (ii) any other contractual obligations between the Company or any of the other Released Parties and the Employee, subject to the terms thereof, (iii) any indemnification obligations to the Employee under the Company’s bylaws, articles of incorporation, Georgia law, the Indemnification Agreements or otherwise, including the indemnification obligations described in Section 2(i), (iv) any rights or claims that the Employee may have in his capacity as a shareholder of the Company, or (v) any rights that the Employee may have under the Company’s 401(k) plan.

          (b) Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Employee agrees that by executing this Agreement, he has released and waived any and all claims he has or may have as of the date of this Agreement for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Employee is advised to consult with an attorney prior to executing this Agreement; that he in fact has consulted a knowledgeable, competent attorney regarding this Agreement; that he may, before executing this Agreement, consider this Agreement for a period of twenty-one (21) calendar days; and that the consideration he receives for this Agreement is in addition to amounts to which he was already entitled. It is further understood that this Agreement is not effective until seven (7) calendar days after the execution of this Agreement and that the Employee may revoke this Agreement within seven (7) calendar days from the date of execution hereof.

          The Employee agrees that he has carefully read this Agreement and is signing it voluntarily. The Employee acknowledges that he has had twenty-one (21) days from receipt of this Agreement to review it prior to signing or that, if the Employee is signing this Agreement prior to the expiration of such 21-day period, the Employee is waiving his right to review the Agreement for such full 21-day period prior to signing it. The Employee has the right to revoke this Agreement within seven (7) days following the date of its execution by him. However, if the Employee revokes this Agreement within such seven (7) day period, no severance benefits will be payable to him under this Agreement and he shall return to the Company any such payment received prior to that date.

          THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS AGREEMENT AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

          (c) Release of the Employee. The Company, for itself and its parent corporations, subsidiaries, successors and assigns, and all those entitled to assert its rights, now and forever hereby releases and discharges the Employee from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Company ever had or now has against the Employee relating to or arising out of the Employee’s employment, or termination of employment, or service as director, with the Company, whether known or unknown, except with respect to intentional violation of law. Notwithstanding the foregoing, nothing herein shall release the Employee of (i) his obligations to the Company or its successors or affiliates under this Agreement or (ii) any other contractual obligations between the Employee and the Company or its successors or affiliates, subject to the terms thereof.

          (d) Right to Defend Actions. The parties hereto acknowledge and agree that no waiver or release contained in this Agreement shall impair any party’s rights to defend itself from any allegations or charges in the event that any claim or action is initiated by the other party; provided that, a party’s right to assert counterclaims and crossclaims relating to matters otherwise waived or released pursuant to this Agreement shall be limited to the subject matter of such allegation or charge brought by the other party.

4.	Covenants of the Employee

          (a) Prohibited Activities. For a period of one (1) year following the Separation Date, the Employee will not, as a shareholder, owner, operator, employee, partner, independent contractor, consultant, lender, financier, officer or director, within any portion of the United States in which the Company conducts business on the effective date of this Agreement (the “Territory”), which the parties acknowledge is the same territory in which the Employee performed his services on behalf of the Company:

          (i) participate in the ownership or management of or provide services of substantially the same nature or character as those provided to the Company by the Employee to any business that directly or indirectly competes with the Company in the Territory with respect to conferencing (audio conferencing and Web-based collaboration),or multimedia messaging (high-volume actionable communications, including e-mail, wireless messaging, voice message delivery and fax); provided, that nothing in this Agreement shall restrict the Employee from maintaining a passive investment of less than three percent (3%) of any class of equity securities of a corporation whose shares are listed on the New York Stock Exchange or on NASDAQ; or

          (ii) solicit or induce any person who is an employee, officer, agent, affiliate, supplier, client or customer of the Company to terminate such relationship, refuse to do business with the Company or reduce the amount of products or services purchased from the Company; provided, however, that for purposes of this clause (ii), clients and customers shall be limited to actual clients or customers or actively–sought clients or customers of the Company with whom the Employee had material contact during the term of the Employment Agreement.

          (b) Trade Secrets. The Employee acknowledges and recognizes that during his employment with the Company he acquired secret or confidential information, knowledge, or data with respect to the business or products of the Company which may provide advantage to the Company over others not having such information (“Confidential Information”). For a period of one (1) year following the Separation Date, the Employee will not communicate, disclose, divulge or use any such secret or Confidential Information to the detriment of the Company. The provisions of this Section 4(b) shall not apply to any information that (i) was known to the Employee prior to his employment by the Company or (ii) becomes generally available to the telecommunications industry other than as a result of disclosure by the Employee. Any Confidential Information that also constitutes a “trade secret” under applicable law shall be subject to any additional protections afforded by law and the duration of the foregoing nondisclosure and nonuse obligations shall extend for as long as the underlying Confidential Information continues to meet the definition of a “trade secret.”

          (c) Property of the Company. The Employee acknowledges that all confidential information relating to computer software or hardware currently utilized by the Company or incorporated into its products and all such information the Company currently plans to utilize or incorporate into its products is the exclusive property of the Company. Furthermore, the Employee agrees that all discoveries, inventions, creations and designs of the Employee during the course of his employment pursuant to the Employment Agreement or predecessor agreements is the exclusive property of the Company. The Employee agrees that he will not retain or destroy and will return to the Company prior to the Separation Date, any and all property of the Company in his possession or subject to his control including, but not limited to, keys, credit and identification cards, computers, items or equipment provided to him for his use, together with all written or recorded materials, documents, computer discs, zip drives, plans, records, notes or other papers relating to the affairs of the Company, any customer, and any of the Released Parties. Notwithstanding the foregoing, as of the Separation Date the Company shall transfer to the Employee all right, title and interest in and to the items listed on Exhibit B attached hereto. The Employee shall not be required to return economically insignificant items such as pens, pads, and other non-durable office supplies which the Employee may have obtained during his employment with the Company.

          (d) Remedies. In the event the Employee violates or threatens to violate the provisions of this Section 4, damages at law will be an insufficient remedy and the Company will be entitled to equitable relief in addition to any other remedies or rights available to the Company and no bond or security will be required in connection with such equitable relief.

          (e) Counterclaims. The existence of any claim or cause of action the Employee may have against the Company will not at any time constitute a defense to the enforcement by the Company of the restrictions or rights provided by this Section 4.

          (f) Company. For purposes of this Section 4, “Company” shall include the Company and all of its direct and indirect subsidiaries, parents, and affiliates and any predecessors and successors of the Company.

5.	Nondisparagement

          Subject to the obligation to provide truthful testimony in all legal proceedings, (a) the Employee agrees not to do or say anything that (i) criticizes or disparages the management, practices or products of the Company or any of its affiliates, or (ii) disrupts or impairs the normal, ongoing business operations of the Company or any of its affiliates, and (b) the officers and directors of the Company shall not do or say anything that criticizes or disparages the Employee.

6.	Employee Cooperation

          The Employee agrees, in further consideration of the above-described payments, that, after the Separation Date, he will cooperate with and assist the Company (a) by meeting with the Company’s attorneys and other representatives upon reasonable notice from the Company, as may reasonably be requested by the Company in the event any legal issues should arise involving matters as to which the Employee gained knowledge or with which the Employee was involved while employed by Company; and (b) by appearing voluntarily at hearings, depositions, trials and other proceedings relating to such matters, upon reasonable notice from the Company. The Company shall reimburse the Employee for reasonable and necessary out-of-pocket expenses necessitated by this cooperation hereunder and shall pay a $1,500 per diem fee for any such meetings or appearances occurring more than six (6) months after the Separation Date.

7.	Confidentiality of this Agreement

          Each party agrees to keep the material terms and conditions of this Agreement confidential and not disclose it to any third parties, except to the Employee’s immediate family, to their respective legal, tax, financial and other professional advisors (who shall each agree to the provisions of this Section 7), without the prior written consent of the other party or pursuant to requirements of judicial process of law, although the existence of this Agreement may be disclosed. Nothing in this Agreement shall prevent the Company or the Employee from disclosing the terms of this Agreement if required to do so by law or from testifying truthfully under oath in any legal proceeding.

8.	Successors and Assigns

          This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company by reason of any merger, consolidation, sale of assets or stock, dissolution, debt foreclosure or other reorganization of the Company.

9.	Governing Law; Venue

          This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of Georgia without reference to conflicts of law. Venue for the purposes of any litigation in connection with this Agreement will lie solely in the state court in and for Fulton County, Georgia or the United States District Court in and for the Northern District of Georgia.

10.	Severability

          With the exception of the releases contained in Section 3 of this Agreement, if any provision of this Agreement is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable in lieu of the unenforceable provision. In the event that the releases contained in Section 3 of this Agreement are unenforceable or are held to be unenforceable, the parties understand and agree that the remaining provisions of the Agreement shall be rendered null and void and that neither party shall have any further obligation under any provision of this Agreement; in that event, the Employee shall repay to the Company any and all consideration he received pursuant to this Agreement.

11.	Notices

          Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing under this Section 11 by such recipient:

If to the Company:

Premiere Global Services, Inc.
3399 Peachtree Road
The Lenox Building
Suite 700
Atlanta, GA 30326
Attn: General Counsel
Facsimile: (404) 262-8540

If to the Employee:

Jeffrey A. Allred
609 Fairfield Road
Atlanta, GA 30326

12.	Captions and Section Headings

          Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.	Counterparts

          The parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.	Entire Agreement

          This Agreement contains the entire agreement between the Company and the Employee regarding the subject matter hereof, and supersedes and invalidates any previous agreements or contracts, including the Employment Agreement, except as otherwise provided herein. No representations, inducements, promises or agreements, oral or otherwise, with respect to the subject matter hereof, which are not embodied herein, shall be of any force or effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed.

PREMIERE GLOBAL SERVICES, INC.

By: /s/ Boland T. Jones

Boland T. Jones
Chief Executive Officer

EMPLOYEE

/s/ Jeffrey A. Allred

Jeffrey A. Allred